Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

ISHARES® GOLD TRUST

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Exchange-Traded Vehicle Securities	iShares	457(u)(1)	(1)	(1)	(1)	(1)	(1)
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					(1)		(1)
	Total Fess Previously Paid
	Total Fee Offsets							$1,646,741.50
			Net Fee Due
								(1)

(1) An indeterminate number of the securities is being registered as may from time to time be sold at indeterminate prices. In accordance with Rules 456(d) and 457(u), the registrant is deferring payment of all of the registration fee and will pay the registration fee subsequently on an annual basis, except for $1,646,741.50 of unutilized fees relating to 416,400,000 shares of unsold securities that were previously registered under the Registration Statement on Form S-3 (File No. 333-255651) originally filed on April 30, 2021, as amended by the Post-Effective Amendment No. 1 to the Registration Statement filed on May 24, 2021 (as amended, the “Prior Registration Statement”) that have not yet been issued and sold. Pursuant to Rule 457(p) under the Securities Act, such unutilized filing fees may be applied to the filing fees payable pursuant to this Registration Statement.